SIXTH AMENDMENT TO COMMERCIAL CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO COMMERCIAL CREDIT AGREEMENT ("Sixth Amendment"), dated as of November 29, 2012, is made and entered into by and between ELECTRO RENT CORPORATION, a California corporation ("Borrower"), and UNION BANK, N.A., a national banking association ("Bank").

RECITALS:

A.   Borrower and Bank are parties to that certain Commercial Credit Agreement dated as of September 29, 2008, as amended by (i) that certain First Amendment dated as of March 6, 2009, (ii) that certain Second Amendment dated as of September 17, 2009, (iii) that certain Third Amendment dated as of September 22, 2010, (iv) that certain Fourth Amendment dated as of September 28, 2011 and (v) that certain Fifth Amendment dated as of February 3, 2012 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower in the amounts provided for therein.

B.   Borrower has requested that Bank agree to (i) increase the permitted maximum aggregate outstanding principal amount of the Revolving Loan from $25,000,000 to $50,000,000, (ii) extend the termination date of the Revolving Loan (as such term is defined in Section 1.1 of the Agreement) from October 1, 2015 to November 30, 2015 and (iii) amend the Agreement in certain other respects. Bank is willing to agree to so increase the permitted maximum aggregate outstanding principal amount of the Revolving Loan, so extend the termination date of the Revolving Loan and so amend the Agreement, subject, however, to the terms and conditions of this Sixth Amendment.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1.        Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.        Amendments to the Agreement.

(a)   Section 1.1 of the Agreement is hereby amended by substituting the amount “$50,000,000” for the amount “$25,000,000” appearing in the third line thereof.

(b)   Section 1.1 of the Agreement is hereby further amended by substituting the date “November 30, 2015” for the date “October 1, 2015” appearing in the eighth line thereof.

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(c)   Section 1.1.1 of the Agreement is hereby further amended by substituting the date “November 30, 2015” for the date “October 1, 2015” appearing in the last line thereof.

(d)   Section 1.1.2 of the Agreement is hereby further amended by substituting the date “November 30, 2015” for the date “October 1, 2015” appearing in the last line thereof.

(e)   Section 3(a) of the Agreement is hereby amended to read in full as follows:

“(a)   Borrower shall pay to Bank annual commitment fees as follows: (i) on November 30, 2012, for the period from November 30, 2012 through and including November 30, 2013, a commitment fee in the sum of $25,000, (ii) on November 30, 2013, for the period from November 30, 2013 through and including November 30, 2014, a commitment fee in the sum of $50,000 and (iii) on November 30, 2014, for the period from November 30, 2014 through and including November 30, 2015, a commitment fee in the sum of $50,000, all of which commitment fees when paid shall be non-refundable.”

(f)   Section 7.1(a) of the Agreement is hereby amended to read in full as follows:

“(a) [Intentionally Deleted]”

(g)   Section 7.1(b) of the Agreement is hereby amended to read in full as follows:

“(b)   On a consolidated basis for Borrower and its subsidiaries, Tangible Net Worth of not less than (i) as at the close of the fiscal quarter ending August 31, 2012, $195,000,000, (ii) as at the close of the fiscal quarter (and fiscal year) ending May 31, 2013, an amount equal to the sum of (x) $195,000,000 plus (y) twenty-five percent (25%) of the consolidated net profit after taxes of Borrower and its subsidiaries for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds raised by Borrower and its subsidiaries after November 30, 2011 of such fiscal year and (iii) as at the close of each fiscal quarter ending during each fiscal year thereafter, an amount equal to the sum of (x) the minimum Tangible Net Worth required hereunder with respect to the prior fiscal year plus (y) twenty-five percent (25%) of the consolidated net profit after taxes of Borrower and its subsidiaries for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds raised by Borrower and its subsidiaries during such fiscal year. As used herein, ‘Tangible Net Worth’ shall mean the consolidated net worth of Borrower and its subsidiaries, increased by the consolidated indebtedness of Borrower and its subsidiaries subordinated to Bank in form satisfactory to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors), in each case with respect to Borrower and its subsidiaries.”

(h)   Section 7.1(c) of the Agreement is hereby amended to read in full as follows:

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“(c)   Borrower will achieve EBITDA of not less than Seventy Million Dollars ($70,000,000), to be measured as of the close of each fiscal quarter for the twelve (12) month fiscal period immediately preceding the date of calculation. As used in this Agreement, “EBITDA” shall mean (a) the consolidated net profit after taxes of Borrower and its subsidiaries for each fiscal quarter, plus (b) interest expense of Borrower and its subsidiaries for such fiscal quarter, plus (c) the aggregate amount of federal and state tax expense of Borrower and its subsidiaries for such fiscal quarter, plus (d) depreciation, amortization and all other non-cash expenses of Borrower and its subsidiaries for such fiscal quarter.”

3.        Effectiveness of this Sixth Amendment. This Sixth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a)          A counterpart of this Sixth Amendment, duly executed by Borrower;

(b)          Replacement Guaranties, duly executed by ER International, Inc. and Electro Rent Asia, Inc., each in the principal amount of $50,000,000 (exclusive of accrued interest and Bank’s expenses, for which each such Guarantor shall also be obligated);

(c)          A legal documentation fee in connection with the preparation of this Sixth Amendment in the sum of Six Hundred Dollars ($600), which legal documentation fee shall be non-refundable; and

(d)          Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Sixth Amendment.

4.        Ratification.

(a)          Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b)          Upon the effectiveness of this Sixth Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Sixth Amendment.

5.        Representations and Warranties. Borrower represents and warrants as follows:

(a)          Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b)          The execution, delivery and performance of this Sixth Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;

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(c)          This Sixth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

(d)          No event has occurred and is continuing or would result from this Sixth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6.        Governing Law. This Sixth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7.        Counterparts. This Sixth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

“Borrower”

ELECTRO RENT CORPORATION

By:	/s/Steven Markheim
Steven Markheim
President and Chief Operating Officer

“Bank”

UNION BANK, N.A.

By:	/s/John C. Kase
John C. Kase
Vice President

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